Exhibit 99.1

 Westwood Holdings Group, Inc. Reports First Quarter 2007 Results and
                           Declares Quarterly Dividend

         Assets Under Management Rise to $6.1 Billion at March 31, 2007 and First Quarter Revenue Increases 12.9% Year-over-Year

Dallas, April 26, 2007 - Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2007 first quarter revenues of $7.4 million, net income of $1.5 million and earnings per diluted share of $0.25. This compares to revenues of $6.5 million, net income of $1.3 million and earnings per diluted share of $0.23 in the first quarter of 2006.

Cash earnings, which we define as net income plus non-cash equity-based compensation expense, for the first quarter of 2007 were $2.4 million, when excluding $898,000 in non-cash equity-based compensation expense, compared to $2.0 million for the first quarter of 2006, when excluding $700,000 in non-cash equity-based compensation expense and also excluding a positive cumulative effect of a change in accounting principle totaling $39,000, net of tax, related to our implementation of FASB's Statement of Financial Accounting Standards No. 123R. Cash earnings per share ("Cash EPS"), which we define as cash earnings divided by diluted weighted average shares outstanding, for the first quarter of 2007 was $0.40 per diluted share compared to $0.34 per diluted share for the first quarter of 2006. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Revenues for the 2007 first quarter increased 12.9% compared to the 2006 first quarter, primarily as a result of increased average assets under management. Assets under management were $6.1 billion as of March 31, 2007, a 14.4% year-over-year increase as compared to March 31, 2006 assets under management of $5.4 billion. Average assets under management for the 2007 first quarter were $6.0 billion, an increase of 17.2% compared with $5.1 billion for the 2006 first quarter. The increase in period ending assets under management was primarily due to the market appreciation of assets under management and inflows of assets from new clients. First quarter investment performance for all of our equity products was ahead of their respective benchmarks and comfortably in the first quartile of their peer groups.

Total expenses for the 2007 first quarter were $5.0 million compared to $4.5 million for the 2006 first quarter. Cash expenses for the 2007 first quarter were $4.1 million, which excludes $898,000 in non-cash equity-based compensation expense, compared to $3.8 million for the 2006 first quarter, which excludes $700,000 in non-cash equity-based compensation expense. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs, most of which was due to an increase of approximately $259,000 in non-cash restricted stock expense due to additional restricted stock grants in July 2006. The other primary components of the increase in employee compensation and benefits costs were increased salary expense due to salary increases for certain employees and increased headcount as well as increased incentive compensation expense due to higher pretax income.

As previously disclosed, in May 2006, our Chief Executive Officer and Chief Investment Officer received grants of performance-based restricted stock that are subject to a performance goal in order for the applicable percentage of shares to vest in any given year. The annual performance goal is set by the Compensation Committee of our Board of Directors during the first quarter of each year. The associated compensation expense related to these shares cannot be recognized until we conclude that it is probable that the performance goal will be met. As of March 31, 2007, we have not yet concluded that this goal will be met and, as a result, there is no expense recorded in the 2007 first quarter related to these shares. The annual expense related to the vesting of these shares, which is based on the 2006 grant date fair value, would be approximately $1.4 million.

Westwood Trust contributed revenue of $2.4 million and net income of $354,000 in the 2007 first quarter, compared to revenue of $1.9 million and net income of $245,000 in the 2006 first quarter. Westwood Trust assets under management as of March 31, 2007 were $1.7 billion, an increase of 25.1% compared to $1.3 billion as of March 31, 2006.

The WHG Funds continue to see solid growth in assets. Since the launch of the first two funds in December 2005, assets in the funds have grown to $154 million as of March 31, 2007. Three additional funds have been launched and the WHG Funds now consists of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.20 per common share, payable on July 2, 2007 to stockholders of record on June 15, 2007.

Brian Casey, Westwood's President & CEO commented, "We are pleased to have surpassed $6 billion in assets under management for the first time in our history. Our talented owner-employees continually strive to deliver strong investment performance for our clients and serve them attentively on a personal level. Westwood Trust, Managed Accounts and the WHG Funds all experienced further growth in the first quarter and we are encouraged by the pipeline of institutional business opportunities in the year ahead."

Westwood will host a conference call to discuss the first quarter results at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-903-1348 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood's website, http://www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through May 3 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 203757.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, a family of institutional mutual funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG." For more information, please visit Westwood's website at www.westwoodgroup.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "designed," "on track," "comfortable with," "optimistic" and other similar expressions, constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; and the other risks detailed from time to time in Westwood's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2006 and its quarterly report on Form 10-Q for the three month period ended March 31, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                           Three months ended
                                                                March 31,
                                                           ------------------
                                                              2007     2006
                                                             ------   -------
REVENUES:
  Advisory fees ........................................     $4,583   $4,179
  Trust fees ...........................................      2,376    1,898
  Other revenues .......................................        394      434
                                                             ------   ------
    Total revenues .....................................      7,353    6,511
                                                             ------   ------

EXPENSES:
  Employee compensation and benefits ...................      3,709    3,191
  Sales and marketing ..................................        121      126
  WHG mutual funds .....................................         35       72
  Information technology ...............................        233      232
  Professional services ................................        400      353
  General and administrative ...........................        516      494
                                                             ------   ------
    Total expenses .....................................      5,014    4,468
                                                             ------   ------
Income before income taxes .............................      2,339    2,043
Provision for income taxes .............................        832      786
                                                             ------   ------
Income before cumulative effect of accounting change ... 1,507 1,257 Cumulative effect of change in accounting principle, net
  of income taxes of $21 ...............................         --       39
                                                             ------   ------
Net income .............................................     $1,507   $1,296
                                                             ======   ======
Earnings per share:
  Basic:
    Continuing operations ..............................     $ 0.26   $ 0.23
    Cumulative effect of an accounting change ..........         --       --
                                                             ------   ------
    Net income .........................................     $ 0.26   $ 0.23
                                                             ======   ======
  Diluted:
    Continuing operations ..............................     $ 0.25   $ 0.22
    Cumulative effect of an accounting change ..........         --     0.01
                                                             ------   ------
    Net income .........................................     $ 0.25   $ 0.23
                                                             ======   ======

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                   As of March 31, 2007 and December 31, 2006
               (in thousands, except par value and share amounts)

                                                                                 March 31,    December 31,
                                                                                   2007           2006
                                                                                -----------   ------------
                                                                                (unaudited)
                                     ASSETS
Current Assets:
  Cash and cash equivalents .................................................     $ 1,993        $ 2,177
  Accounts receivable .......................................................       2,515          3,111
  Investments, at market value ..............................................      18,405         17,933
  Deferred income taxes .....................................................         995          1,267
  Other current assets ......................................................         477            465
                                                                                  -------        -------
      Total current assets ..................................................      24,385         24,953
  Goodwill ..................................................................       2,302          2,302
  Deferred income taxes .....................................................         231            214
  Property and equipment, net of accumulated depreciation of $838 and $774 ..       1,182          1,253
                                                                                  -------        -------
      Total assets ..........................................................     $28,100        $28,722
                                                                                  =======        =======
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities ..................................     $   649        $   778
  Dividends payable .........................................................       1,328            996
  Compensation and benefits payable .........................................       1,043          2,801
  Income taxes payable ......................................................         376            689
  Other current liabilities .................................................          10             10
                                                                                  -------        -------
    Total current liabilities ...............................................       3,406          5,274
Deferred rent ...............................................................         685            713
                                                                                  -------        -------
    Total liabilities .......................................................       4,091          5,987
                                                                                  -------        -------
Stockholders' Equity:
  Common stock, $0.01 par value, authorized 10,000,000 shares, issued
  6,644,700 and outstanding 6,639,203 shares at March 31, 2007; issued and
  outstanding 6,638,525 shares at December 31, 2006 .........................          66             66
  Additional paid-in capital ................................................      21,515         20,289
  Treasury stock, at cost - 5,497 shares at March 31, 2007; 0 shares at
  December 31, 2006 .........................................................        (131)            --
  Retained earnings .........................................................       2,559          2,380
                                                                                  -------        -------
    Total stockholders' equity ..............................................      24,009         22,735
                                                                                  -------        -------
Total liabilities and stockholders' equity ..................................     $28,100        $28,722
                                                                                  =======        =======

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                                          For the three months
                                                                            ended March 31,
                                                                          --------------------
                                                                             2007      2006
                                                                           -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..........................................................    $ 1,507   $ 1,296
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
      Depreciation and amortization ...................................         63        71
      Unrealized gains on investments .................................       (151)     (168)
      Stock option expense ............................................         --        61
      Restricted stock amortization ...................................        898       639
      Deferred income taxes ...........................................        255      (175)
      Cumulative effect of change in accounting principle .............         --       (39)
      Excess tax benefits from stock based compensation ...............       (147)       (6)
      Net purchases of investments - trading securities ...............       (280)      (55)
      Change in operating assets and liabilities:
        Accounts receivable ...........................................        596      (386)
        Other current assets ..........................................         (8)      (50)
        Accounts payable and accrued liabilities ......................       (129)      (13)
        Compensation and benefits payable..............................     (1,758)   (2,102)
        Income taxes payable ..........................................       (107)      169
        Other liabilities .............................................         (1)        4
                                                                           -------   -------
      Net cash provided by (used in) operating activities .............        738      (754)
                                                                           -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of money market funds - available for sale.................     (1,227)   (1,442)
  Sales of money market funds - available for sale ....................      1,186     1,886
  Purchase of property and equipment ..................................        (23)      (39)
                                                                           -------   -------
    Net cash (used in) provided by investing activities ...............        (64)      405
                                                                           -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury stock ..........................................       (131)       --
  Excess tax benefits from stock based compensation ...................        147         6
  Proceeds from exercise of stock options .............................        122        66
  Cash dividends ......................................................       (996)     (539)
                                                                           -------   -------
    Net cash used in financing activities .............................       (858)     (467)
                                                                           -------   -------
NET DECREASE IN CASH ..................................................       (184)     (816)
Cash and cash equivalents, beginning of period ........................      2,177     1,897
                                                                           -------   -------
Cash and cash equivalents, end of period...............................    $ 1,993   $ 1,081
                                                                           =======   =======
Supplemental cash flow information:
  Cash paid during the period for income taxes ........................    $   684   $   792
  Cancellation of restricted stock ....................................        (59)       --
  Tax benefit allocated directly to equity ............................        206        14

    Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash
          Expenses (in thousands, except share and per share amounts)

                                                Three Months Ended
                                                     March 31
                                             -----------------------
                                                2007         2006      % Change
                                             ----------   ----------   --------
Net Income ...............................   $    1,507   $    1,296     16.3%
  Add: Restricted stock expense ..........          898          639     40.5
  Add: Stock option expense ..............           --           61      N/A
  Less: Cumulative effect of a change in
    accounting principle .................          --          (39)     N/A
                                             ----------   ----------     ----
Cash earnings ............................   $    2,405   $    1,957     22.9
  Diluted weighted average shares ........    6,061,653    5,721,964      5.9
Cash earnings per share ..................   $     0.40   $     0.34     17.6
Total expenses ...........................   $    5,014   $    4,468     12.2
  Less: Restricted stock expense .........         (898)        (639)    40.5
  Less: Stock option expense .............           --          (61)     N/A
                                             ----------   ----------     ----
Cash expenses ............................   $    4,116   $    3,768      9.2%
                                             ==========   ==========     ====

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood's ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood's underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. In calculating cash earnings for the quarter ended March 31, 2006, we also eliminate the non-cash cumulative effect of change in accounting principle associated with our implementation of SFAS 123R. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

SOURCE: Westwood Holdings Group, Inc.

                                      # # #

(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle
(214) 756-6900